Exhibit 99.1

Impreso Reports Earnings per Share Up 58% in FY2004

COPPELL, TX -- 12/15/2004 -- Impreso, Inc. (NASDAQ: ZCOM), which through its subsidiaries is involved in (1) the manufacture and distribution of paper and film hard copy imaging products for commercial and home office applications; (2) the development of eCommerce initiatives; (3) the natural spring bottled water business, today announced sales and earnings for FY2004.

Net income increased 64% to approximately $1 million, or $0.19 per share, in the most recent fiscal year, compared with $618,000, or $0.12 per share, in FY 2003, and $1.7 million, or $0.32 per share, in FY 2002. Gross profits decreased approximately 1% to $13.7 million in FY2004, versus approximately $13.8 million in the year ended August 31, 2003. Net sales for the fiscal year ended August 31, 2004, decreased approximately 11.3%, to $104 million, compared with net sales of $117 million in the previous fiscal year.

For the three months ended August 31, 2004, the Company lost $78,900 or $0.02 per share, on net sales of $26 million. These results compared with net loss of $228,000, or $0.04 per share, and net sales of $28 million, in the corresponding period of the prior year.

Earnings per share for Fiscal 2004 increased 58% partially due to a non-reoccurring event, a deferred tax benefit resulting from the sale of the Company's California buildings. Other contributing factors were a reduction in interest expense due to materially reduced inventory, and a lower SGA as a percentage of net sales, due to a cost savings plan implemented in September 2003 which included expense and commission reductions; layoffs; a hiring and wage freeze; reduced vacation and 401(k) benefits; and a prohibition on overtime.

"In the stock tab paper converting segment of our business, we have experienced some significant customer losses with the increasingly competitive atmosphere of this mature and declining portion of our sales. Subsequent to Fiscal year end 2004, September, October, and November 2004, purchases by our largest customer decreased significantly. The reduction is expected to be equivalent to approximately $20 million in annual sales," commented Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc.

"Looking forward to Fiscal 2005, I am very excited about the start of production at our water bottling facility in the Ouachita Mountains near Mt. Ida, Arkansas," continued Mr. Sorokwasz. "This is especially significant as we begin the diversification of our product offerings out of hard copy imaging supplies. The introduction of water into our paper business is an ideal companion sale as the distribution model for our water products is very similar to our hard copy imaging products. Many customers who are currently purchasing from us also buy bottled water. The weight and dimensions of a pallet of water and paper, and therefore the costs, are comparable. Since we are already delivering our customers the paper products they require, we can piggyback a second sale of water on the same truck. Bottled water sales should expand our revenue from our existing customers."

"The bottled water business has experienced phenomenal growth in the past few years. We plan to effectively compete in the wholesale market by offering a quality product at a competitive price point," concluded Mr. Sorokwasz.

About Impreso, Inc.

Impreso, Inc. is a holding company for TST/Impreso, Inc. HotSheet.com, Inc., and Alexa Springs, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. Alexa Springs, Inc. is a natural spring water bottler. The Company's website domains are www.hotsheet.com, www.impreso.com, and www.tstimpreso.com.

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq SmallCap Market under the symbol "ZCOM."

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                       IMPRESO, INC. & SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                                (UNAUDITED)

                                            Three months ended August 31,
                                                2004            2003
                                            ------------    ------------

Net sales                                   $ 26,094,075    $ 27,690,160
Cost of sales                                 22,911,433      24,514,161
                                            ------------    ------------

    Gross profit                               3,182,642       3,175,999
                                            ------------    ------------

Other costs and expenses:
  Selling, general and
   administrative expenses                     3,087,766       3,228,025
  Interest expense                               207,204         405,014
  Other expense (income), net                    (30,457)        (69,462)
                                            ------------    ------------

    Total other costs and expenses             3,264,513       3,563,577
                                            ------------    ------------

Income (loss) before income taxes                (81,871)       (387,578)
                                            ------------    ------------

Income tax expense (benefit):
  Current                                        312,642         (56,874)
  Deferred                                      (315,601)       (103,005)
                                            ------------    ------------

    Total income tax (benefit) expense            (2,959)       (159,879)
                                            ------------    ------------

Net income (loss)                           $    (78,912)   $   (227,699)
                                            ============    ============

Net income (loss) per common share
 (basic and diluted)                        $      (0.02)   $      (0.04)
                                            ============    ============

Weighted average number of common
 shares outstanding (basic and diluted):       5,278,780       5,278,780

                       IMPRESO, INC. & SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                                (UNAUDITED)

                                                Year ended August 31,
                                                2004            2003
                                            ------------    ------------

Net sales                                   $103,989,229    $117,222,957
Cost of sales                                 90,283,782     103,432,569
                                            ------------    ------------

    Gross profit                              13,705,447      13,790,388

Other costs and expenses:
  Selling, general and
   administrative expenses                    10,879,310      11,297,995
  Interest expense                             1,083,289       1,787,950
  Other expense (income), net                     54,682        (313,489)
                                            ------------    ------------

    Total other costs and expenses            12,017,281      12,772,456
                                            ------------    ------------

Income before income taxes                     1,688,166       1,017,932
                                            ------------    ------------

Income tax expense (benefit):
  Current                                      1,177,802         388,319
  Deferred                                      (503,231)         11,782
                                            ------------    ------------

    Total income tax expense                     674,571         400,101
                                            ------------    ------------

Net income                                  $  1,013,595    $    617,831
                                            ============    ============

Net income per common share
 (basic and diluted)                        $       0.19    $       0.12
                                            ============    ============

Weighted average number of common
 shares outstanding (basic and diluted):       5,278,780       5,278,780

For further information, please contact:

Marshall Sorokwasz
(972) 462-0100 (ext. 1103)

Tammy Yahiel
General Counsel
(972) 462-0100 (ext. 1117)
e-mail: yahiel@tstimpreso.com